EXHIBIT 99.1

SLS INTERNATIONAL REPORTS THIRD QUARTER RESULTS

Record Quarterly Revenue Increases 110%;

Fourth Quarter Sales and Backlog Exceed $1.1 Million

SPRINGFIELD, MO – November 14, 2005 — SLS International (AMEX: SLS), the leading provider of premium quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, today announced third quarter 2005 financial results for the period ended September 30, 2005.  Revenue for the third quarter reached $1.2 million, an increase of 110% over the same period last year.  Revenue for the nine-month period ended September 30, 2005 reached $2.9 million, representing an increase of 92% over the same nine month period in 2004.

Recent Highlights:

•

Third quarter 2005 and year-to-date revenue grew 110% and 92%, respectively, year-over-year.

•

Strong sales growth was driven by a new marketing program which began in January 2004 and the increased production capacity from facility expansions in 2004 and 2005.

•

The Company successfully launched a new Home Theatre product line, The Q Line Silver Surround Sound Home Theater System, that was co-developed by Quincy Jones; during September distribution began via a Fortune 50 retailer and through their internet site.

•

Following the introduction of the new Cinema Series product line in early 2005, third quarter sales for this segment continued to gain momentum with revenues of $280,000 for the three month period; revenue exceeded $500,000 for the first nine months of 2005.

•

Continued diversification of distribution channels through:

o

Enhancing national distribution efforts through large Fortune 50 retailers, and

o

Expanding dealer networks adding many new dealers across the United States and internationally such as Raycom, for the United Kingdom.

•

Ongoing promotional and marketing initiatives with Mark Burnett Productions including featuring the Company’s products on popular television shows such as ‘Rock Star: INXS’ and ‘The Apprentice.’

•

Listed on The American Stock Exchange in October 2005.

John M. Gott, Chairman and Chief Executive Officer, remarked, “We are extremely pleased with our progress so far this year and are excited to report on the successful execution of many of our initiatives.  Our focus remains on three areas for long-term strategic growth. First, we continue to see steady growth from our core product lines for the professional and commercial markets.  These are the testament to our long and successful history in the loudspeaker market. These products accounted for 44% of our sales during an exceptionally strong third quarter. Second, we have executed on a number of product development and marketing strategies while entering the consumer marketplace and expect to see stronger growth from this segment for the remainder of this year and many years to come. This is becoming evident as a result of the launch in September through a Fortune 50 Retailer of the Q Line Silver, our new ‘home theater in a box.’ As we are still in the Test Period with this retailer we are seeing traction and sales in 80% of the outlets that are currently carrying our products.  We are pleased with the results despite the fact that the past three months are generally the slowest months of the year for this type of product and during the Test Period we have not been allowed to assist in any promotion for the product. And with November and December being the biggest months for Home Theater sales, several of the outlets have commented that they expect an accelerated and very successful Holiday Season sell through of our Q Line Silver system. They have been re ordering now to replenish existing inventory and checking our supply for larger re orders as we grow closer to the four-week rush before Christmas. We currently have inventory on hand to deliver approx. $2 million of Q Line Silver systems to these outlets for their direct in store sales and through their Internet sales site that currently offers this product. With regards to new product launches we have completed the pre production run of the Q Line Gold Home Theater system and are beginning a sizeable production run of this product that we expect will be introduced in the early Spring of 2006 through another Big Box retailer. This launch will be promoted in conjunction with a placement and integration of product in a Mark Burnett Productions television show on a major network telecast. Sales for our newly introduced Cinema Series to multi theater Cinema chains have experienced strong growth and have accounted for over 20% of our revenue in the third quarter and over 35% year to date. We expect sales of this product line to increase dramatically in 2006 and 2007 as our technology is being widely accepted by this industry. Also, during Q3 we began production of our Patented Evenstar Amplification modules that are presently being implemented into certain models of our Professional product line and we are expecting a significant revenue stream to begin as the result of these efforts in 2006.”

Third Quarter 2005 Financial Results

For the third quarter ended September 30, 2005, revenue increased to a record $1.2 million from $576,000 in the same quarter in 2004, a 110% increase, resulting primarily from the positive results of a marketing program started in January 2004 and increased production capabilities resulting from facility expansions completed in 2004 and 2005.

Third quarter 2005 gross profit margin increased to approximately 30% in the 2005 from the fiscal year end 2004 of 26% however it was a decrease from 42% in the same quarter of 2004 where due to an unusual product mix of Professional and RLA systems those margins were considerably higher than usual. General and administrative expenses for the third quarter 2005 increased to $3.3 million from $1.6 million in the third quarter 2004, an increase of $1.7 million. The increase resulted primarily from non-cash charges for options and stock transactions of the new directors and executives and continuing increased cash costs to support our new manufacturing facilities, new management additions and advertising programs.

As a result of the increase in general and administrative expense, offset to a small degree by an increase in gross profit, net loss increased to $2.7 million or $0.06 loss per share in the third quarter of 2005 as compared to a net loss of $1.3 million or $0.04 loss per share in the same quarter of 2004.

Year-to-Date 2005 Financial Results

For the nine months ended September 30, 2005, revenue increased to $2.9 million from $1.5 million in the first nine months of 2005, a 92% increase. The strong sales momentum came from our “core” Pro and RLA products, which accounted for over 50% of total sales for the nine months ending September 30,

2005.  Sales to the Cinema industry also exceeded $500,000 for the nine month period and the bulk of our backlog at the end of Q3 comes from this segment.

Gross profit margin increased 6% to approximately 32% in the first nine months of 2005 from 26% for fiscal year 2004 due to manufacturing economies of scale.  General and administrative expenses for the first nine months of 2005 increased to $8.3 million from $7.4 million in the same 2004 period with non-cash general and administrative expenses accounting for approximately $2.2 million and cash general and administrative expenses accounting for $6.1 million. The increase resulted primarily from increased advertising and marketing expenses as well as increases in costs to support our new facility and new management structure.

Other income (expense) amounted to $1.4 million of income for the nine months of 2005 compared to $27,000 of other income for the same period during 2004.  For the nine months of 2005, other income included a loss of $234,000 due to the disposal of leasehold improvements made to our previous office and factory facility and gains of $136,000 from interest income and $1.5 million from the valuation of our D warrants that were issued as part of the Series C Preferred offering.

The increase in other income and gross profit more than offset the increase in general and administrative costs to result in a net loss of $6.0 million for the first nine months of 2005 or $0.21 loss per share compared to a loss of $6.7 million or $0.34 loss per share for the same period of 2004.

As of September 30, 2005, cash and cash equivalents totaled $2.3 million compared with $2.1 million as of September 30, 2004.

Steven Lamar, President, commented, “I have been impressed by the progress that has been made in the short time that I have been on board and am extremely proud to be a member of such a dedicated management team committed to developing the highest quality loudspeakers across various market segments. We continue to exceed our quarterly revenue growth expectations as we build strong momentum in our core Professional and Commercial product lines, and through the rapid expansion of our Consumer product. In fact, we have recently finished taping next season’s ‘The Apprentice’ finale in which we will launch our new Q Line Gold product line in the spring of 2006. This is an exciting time at SLS in which we are seeing unprecedented sales growth. As a company still in the developmental stage, we have invested considerable resources in technology and research and development to build the ‘right’ products for our ever growing customer base.  An optimal mix of marketing and distribution will drive revenues through 2006.    We are now beginning to see the fruits of our labor and we are confident that we will continue to successfully execute on our initiatives and deliver long-term return to our growing shareholder base.”

Fourth Quarter 2005 & 2006 Outlook

John Gott, Chairman and Chief Executive Officer concluded; “With a strong product pipeline and multi-channel sales, marketing and distribution strategies all in place, the Company is seeing an upward trend in the fourth quarter of this year. Sales and backlog through November 11, 2005 already exceed $1.1 million, The Cinema Series product line saw a marked increase in demand which has spilled over into the fourth quarter. The bulk of the current backlog of orders is coming from this product line and the success from the Cinema Series will serve as a catalyst to further drive the Company’s entry into the consumer market in 2006.  As the Cinema line becomes increasingly popular, the Company will be able to leverage this strength to deliver the same premium products ‘from the box office to the home.’ Combined with the Q Line series of products for the home, the Company expects the home theater consumer market to increasingly contribute to its overall top line growth.

“As we look ahead, we believe that SLS has turned a very significant corner in its developmental stage from being a purely technologically savvy product developer and manufacturer to also becoming a successful seller and marketer of its products. An integral part of our strategy for success is leveraging all our relationships and we are always looking for new ways to increase our profile and visibility via affiliations with industry experts such as Quincy Jones and Sting. In addition, we continue to work closely with Mark Burnett Productions to build the SLS brand name via product features on many of his shows such as ‘Rock Star: INXS’ and ‘The Apprentice.’ Going forward, we will continue to establish key promotional and marketing relationships and further diversify our distribution channels in order to reach the widest audience possible.  The outlook for SLS is bright and we look forward to communicating more of our successes over the next few quarters.”

Conference Call Details

SLS International will host its first ever conference call to discuss results on November 14 at 4:30 PM ET.  Interested parties may participate in the conference call by dialing 800-219-6110 (international: 303-262-2137), 5-10 minutes prior to the initiation of the call.  A replay of the conference call will be available through November 28, 2005, by dialing 800-405-2236 (international: 303-590-3000) and entering access code 11042093.  A webcast replay of the conference call will also be available for 90 days under the investor information section of SLS International’s website http://www.slsaudio.com.

About SLS:

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor:

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.

Contacts:

Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

SLS International, Inc.

Condensed Consolidated Balance Sheet

	September 30, 2005	December 31, 2004
	(unaudited	(audited
Assets
Current assets:
Cash	$301,705	$10,712,858
Certificates of Deposits	2,000,000	—
Accounts receivable, less allowance for doubtful accounts of
$45,000 for September 30, 2005 and December 31, 2004	365,633	271,429
Inventory	4,674,498	1,908,588
Deposits - inventory	58,000	50,000
Deposits - Merger	—	100,000
Prepaid expenses and other current assets	573,188	192,817
Total current assets	7,973,024	13,235,692
Fixed assets:
Construction in Progress
Building	4,161,230	—
Vehicles	283,233	51,949
Equipment	620,165	234,805
Leasehold improvements	4,370	245,681
	5,068,998	532,435
Less accumulated depreciation	219,111	105,131
Net fixed assets	4,849,887	427,304
Prepaid Expense	87,914	—
Total assets	$12,910,825	$13,662,996
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and notes payable	$760	$29,101
Accounts payable	704,665	346,980
Customer Deposits	76,377	—
Accrued liabilities	866	630,503
Total current liabilities	782,668	1,006,584
Notes payable, less current maturities	7,293	10,951
Accrued Liabilities Class D Warrants	12,804	—
Total Long term liabilities	20,097	10,951
Total liabilities	802,765	1,017,535
Commitments and contingencies:
Temporary Equity:
Preferred Stock, Series A, $.001 par, 2,000,000 shares authorized; 76,000 and 346,873 shares issued as of
September 30, 2005 and December 31, 2004.	76	347
Contributed Capital - preferred	396,225	1,707,367
Common Stock, $.001 par; 75,000,000 shares authorized; 2,568,400 shares and 2,568,400 shares issued as of September 30,2005 and December 31,2004	2,568	2,568
Contributed Capital - common	1,338,132	1,338,132

Shareholders' equity:
Preferred stock, Series B, $.001 par, 1,000,000 shares authorized; 97,200 shares issued as of September 30, 2005 and 196,050 shares issued as of December 31, 2004	97	196
Preferred stock, Series C, $.001 par 25,000 shares authorized; 14,450 and no shares issued as of September 30, 2005 and December 31, 2004	14	—
Deposits on Preferred stock, series C	—	8,849,420
Contributed capital - preferred	16,981,107	5,069,298
Common stock, $.001 par; 75,000,000 shares authorized; 43,539,910 shares and 39,184,000 shares issued at September 30, 2005 and December 31, 2004	43,540	39,184
Common stock not issued but owed to buyers; 1,428,071 shares and 183,000 shares at September 30, 2005 and December 31, 2004	1,428	300
Contributed capital - common	29,857,500	20,543,959
Unamortized cost of stock issued for services	(1,482,266)	(1,363,973)
Unamortized cost of stock issued for compensation	(2,217,971)	—
Retained deficit	(32,812,390)	(23,541,337)
Total shareholders' equity	12,108,060	12,645,461
	$12,910,825	$13,662,996

SLS International, Inc.

Condensed Consolidated Statement Of Operations

	For The Three Months Ended September 30,
	2005	2004
	(unaudited)

Revenue	$1,209,076	$576,336

Cost of sales	847,787	333,048

Gross profit	361,289	243,288

General and administrative expenses	3,313,312	1,569,381

Loss from operations	(2,952,023)	(1,326,093)

Other income (expense):
Interest expense	(8)	(451)
Interest and miscellaneous, net	69,893	8,495
Gain (loss) on valuation of D warrants	224,858	—

	294,744	8,044

Loss before income tax	(2,657,280)	(1,318,048)

Income tax provision	—	—

Net loss	(2,657,280)	(1,318,048)

Deemed dividend associated with beneficial conversion of preferred stock	—	(1,164,676)
Premium - preferred series C	—	—

Net loss available to common shareholders	$(2,657,280)	$(1,318,048)

Basic and diluted earnings per share	$(0.06)	$(0.04)

Weighted average shares outstanding	46,839,714	34,851,513

SLS International, Inc.

Condensed Consolidated Statement Of Operations

	For The Nine Months Ended September 30,
	2005	2004
	(unaudited)
Revenue	$2,889,149	$1,502,559

Cost of sales	1,966,665	814,230

Gross profit	922,484	688,328

General and administrative expenses	8,333,227	7,438,310

Loss from operations	(7,410,743)	(6,749,980)

Other income (expense):
Interest expense	(445)	(1,469)
Interest and miscellaneous, net	136,232	28,198
Gain (loss) on disposal of fixed assets	(234,158)	—
Gain (loss) on valuation of D warrants	1,493,308	—

	1,394,937	26,729

Loss before income tax	(6,015,806)	(6,723,252)

Income tax provision	—	—

Net loss	(6,015,806)	(6,723,252)

Deemed dividend associated with beneficial conversion of preferred stock	(3,253,790)	(3,874,061)
Premium - preferred series C	(7,678)	—
Net loss available to common shareholders	$(9,277,274)	$(10,597,313)

Basic and diluted earnings per share	$(0.21)	$(0.34)
Weighted average shares outstanding	44,526,987	30,995,380

SLS International, Inc.

Condensed Consolidated Statement Of Cash Flows

	For The Nine Months Ended September 30,
	2005	2004
Operating activities:	(unaudited)
Net loss	$(6,015,806)	$(6,723,252)
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	125,502	38,400
Amortization of cost of stock issued for services	398,012	210,012
Expense of stock options granted for services	747,190	2,719,977
Compensation expense for stock sold to employees	475,000	—
Loss (gain) on disposal of fixed assets	234,158	(3,000)
Gain on valuation of D warrants	(1,493,308)	—
Goodwill impairment charge	—	1,148,502
Change in assets and liabilities-
Accounts receivable, less allowance for doubtful accounts	(94,204)	(87,287)
Inventory	(2,765,910)	(1,116,130)
Deposits - Inventory	(8,000)	(321,016)
Deposits - merger	100,000	—
Prepaid expenses and other current assets	(468,285)	(108,333)
Accounts payable	357,685	101,766
Customer deposits	76,377	—
Accrued liabilities	(616,833)	1,845
Cash used in operating activities	(8,948,422)	(4,138,517)
Investing activities:
Investment in certificates of deposits	(2,000,000)	—
Proceeds from disposal of fixed assets	—	3,000
Additions of fixed assets	(4,777,874)	(158,294)
Cash used in investing activities	(6,777,874)	(155,294)
Financing activities:
Sale of stock, net of expenses	4,515,988	5,291,950
Acquisition of subsidiary	—	(400,000)
Repayments of notes payable	(31,998)	(1,326)
Cash provided by financing activities	4,483,990	4,890,624
Increase in cash	(10,411,153)	596,812
Cash, beginning of period	10,712,858	1,482,786
Cash, end of period	$301,705	$2,079,598
Supplemental cash flow information:
Interest paid	$8,388	$—
Income taxes paid (refunded)	—	—
Change in temporary equity	1,311,413	5,713,592
Noncash investing activities:
Stock issued and options granted for services	$747,190	$2,719,977